Exhibit 3.1

STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Sunoco Logistics Partners L.P.

SECOND: Article 3 of the Certificate of Limited Partnership shall be amended as follows:

3.    General Partner. The name and the business, residence or mailing address of the general partner are:
Sunoco Partners LLC
3807 West Chester Pike
Newtown Square, PA 19073

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 28th day of August, A.D. 2015.

SUNOCO PARTNERS LLC
Its General Partner

By:	/s/ KATHLEEN SHEA-BALLAY
Kathleen Shea-Ballay
Senior Vice President, General Counsel and Secretary

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